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                                                                     EXHIBIT 3.1


                              CERTIFICATE OF MERGER

                                       OF

                              PSINET SHELF IV INC.

                                  WITH AND INTO

                             METAMOR WORLDWIDE, INC.

   (Under Section 251 of the General Corporation Law of the State of Delaware)



         Metamor Worldwide, Inc., a Delaware corporation, does hereby certify:

         FIRST: The name and state of incorporation of each of the constituent corporations are as follows:

                  (a) PSINet Shelf IV Inc., a Delaware corporation; and

                  (b) Metamor Worldwide, Inc., a Delaware corporation.

         SECOND: An Agreement and Plan of Merger, dated as of March 21, 2000 has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.

         THIRD: The name of the survivor shall be Metamor Worldwide, Inc., which shall be changed herewith to PSINet Consulting Solutions, Inc.

         FOURTH: The Certificate of Incorporation of the surviving corporation is amended to read in its entirety as set forth on Exhibit A hereto.

         FIFTH: The executed Agreement and Plan of Merger, as amended, is on file at the principal place of business of the surviving corporation, being 4400 Post Oak Parkway, Suite 1100, Houston, Texas 77027.

         SIXTH: A copy of the Agreement and Plan of Merger, as amended, will be furnished by the surviving corporation, on request and without cost, to any stockholder of either constituent corporation.

         This Certificate of Merger and the Merger referenced therein shall become effective at 5:00 p.m. on June 15, 2000.



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         IN WITNESS WHEREOF, Metamor Worldwide, Inc. has caused this Certificate to be signed by its duly authorized officer as of this 15th day of June, 2000.


                                        METAMOR WORLDWIDE, INC.


                                        By:
                                            -----------------------------------
                                        Name:  Margaret G. Reed
                                        Title: Senior Vice President




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                                                                       EXHIBIT A


                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        PSINET CONSULTING SOLUTIONS, INC.




         Article 1. The name of the Corporation is PSINet Consulting Solutions, Inc.

         Article 2. The address of the Corporation's registered office in the State of Delaware is 15 East North Street, in the City of Dover, County of Kent, zip code 19901, and the registered agent at such address is Incorporating Services, Ltd.

         Article 3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

         Article 4. The total number of shares of stock that the Corporation shall have authority to issue is 1,500, which shares shall be of one class, shall be designated Common Stock and shall have no par value.

         Article 5. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided that:

         1. The election of the directors of the Corporation need not be by written ballot unless the By-laws so require; and

         2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation.

         Article 6. To the fullest extent permitted by the General Corporation Law of Delaware, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, in the event that the General Corporation Law of the State of Delaware is subsequently amended to authorize corporate action further eliminating or limiting the personal liability of the Corporation's directors to the Corporation or its stockholders, then the liability of a director of the Corporation will be eliminated or limited to the full extent permitted by the General Corporation Law of the State of Delaware, as so amended.